Exhibit 23.1


                             INDEPENDENT AUDITORS' CONSENT



The Board of Directors
EastGroup Properties, Inc.:


     We consent to incorporation by reference in the registration statement on Form S-3 of EastGroup Properties, Inc. of our reports dated March 7, 2003, relating to the consolidated balance sheets of EastGroup Properties, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and all related schedules, which reports appear in the December 31, 2002 Annual Report on Form 10-K of EastGroup Properties, Inc. Our report refers to a change in the methods of accounting for the impairment or disposal of long-lived assets and stock-based compensation.

                                        /s/ KPMG LLP

Jackson, Mississippi
October 10, 2003